                                                                      Exhibit 99

December 18, 2002

FOR IMMEDIATE RELEASE

Contacts: Community Banks, Inc.
          Anthony N. Leo, Ex. Vice President
          (717) 920-1698

          ABCO - Abstracting Company of York County
          Christopher M. Vedder, Esq., President
          (717) 843-9815

--------------------------------------------------------------------------------

       Community Banks, Inc. and ABCO - Abstracting Company of York County
                     Enter Definitive Acquisition Agreement

Community Banks, Inc. ("CBI") and Abstracting Company of York County ("ABCO") announced today that they have entered into a definitive agreement for the acquisition of ABCO by CBI. Subject to regulatory approvals, the transaction is expected to close in the first quarter of 2003. Pursuant to the agreement, shareholders of ABCO will receive .2658 shares of CBI in a tax-free stock for stock exchange. The exchange ratio is subject to adjustment under certain conditions set forth in the agreement. There are 96,920 shares of ABCO outstanding.

The agreement provides for ABCO to continue to operate as a subsidiary LLC of CommunityBanks. According to Eddie L. Dunklebarger, Chairman, President and CEO of CBI, "We are delighted to bring ABCO into the CommunityBanks family of financial service providers. ABCO's reputation for quality service is well known throughout the region." CommunityBanks is also the parent company of The Sentinel Agency, LLC in Harrisburg, doing business as Community Settlement Company in Hanover, Pa., a provider of title and settlement services.

"We couldn't be more enthused about the merger with CommunityBanks. Given the changing trends in the title insurance industry generally, the merger is an excellent fit for our employees and our customers. CommunityBanks represents a commitment to expanding its customer services, professionalism and fair dealing, which reflects our goals and values," noted Christopher M. Vedder, President of ABCO. "This is a win-win for both organizations."

ABCO was founded in 1976 by local attorneys as a full service title insurance agency, underwriting for Conestoga Title Insurance Company, Fidelity National Title Insurance Company and Lawyers Title Insurance Corporation. Subsequent to the transaction, ABCO will continue its operations as a full service title insurance agency, maintaining offices in York and Chambersburg. Mary Penny Sebright, chief operating officer, and Patricia A. Schell, regional manger, have both been with ABCO since its founding and will continue to serve ABCO after the merger.

CBI is the parent company of CommunityBanks, which operates 43 community banking offices and over 90 ATM's throughout central and northeastern Pennsylvania, and northern Maryland. In addition to banking and title services, CBI offers complete trust, investment and insurance services. Community Banks, Inc. is based in Harrisburg, Pa. and is traded on NASDAQ under the symbol CMTY. As of September 30, 2002, CBI had total assets in excess of $1.6 billion.

This press release contains forward-looking statements concerning future events. Actual results could differ materially due to the following risks and uncertainties - deteriorating economic conditions; increased competition; interest rate movements; market volatility in the securities markets; legislative or regulatory developments; merger-related synergies, savings and integration issues; technological changes; and other risks and uncertainties discussed in Community Banks, Inc.'s reports filed from time to time with the Securities and Exchange Commission. Community Banks, Inc. cautions readers not to place undue reliance on these statements. Community Banks, Inc. undertakes no obligation to publicly release or update any of these statements.

The following disclosure is made in accordance with Rule 165 of the Securities and Exchange Commission ("SEC").

Community Banks, Inc. urges shareholders of ABCO and other investors to read the proxy statement/prospectus that will be included in the registration statement on Form S-4 which Community Banks, Inc. will file with the SEC in connection with the proposed merger. This proxy statement/prospectus will contain important information about Community Banks, Inc., ABCO, the merger, the persons soliciting proxies in the merger and their interests in the merger and related matters. After the proxy statement/prospectus is filed with the SEC, it will be available for free on the SEC's web site at http://www.sec.gov. It will also be available for free from Community Banks, Inc. and ABCO. You may direct such a request to either of the following persons:

          Christopher M. Vedder, Esq.       Patricia Hoch
          President                         Corporate Secretary
          Abstracting Company of            Community Banks, Inc.
                York County                 750 East Park Drive
          c/o Morris and Vedder             Harrisburg, PA 17111
          32 N. Duke Street                 (717) 920-1698
          York, PA 17401
          Phone: (717) 843-9815

In addition to the proposed registration statement and proxy statement/prospectus, Community Banks, Inc. files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Community Banks, Inc. at the SEC's public reference rooms at 450 Fifth Street, N.W. Washington, D.C. 20549 or at the SEC's other public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Community Banks, Inc.'s filings with the SEC are also available to the public from commercial document-retrieval services and for free on the SEC's web site at http://www.sec.gov.